Exhibit 10.1

Heyuan Lighthouse Basin Rural Complex Project
Investment Cooperation Framework Agreement

Party A: People’s Government of Dongyuan County Legal representative: Luo Shiwen

Party B: Shenzhen Jiana Technology Co., Ltd.Legal Representative: Chen Ming

In order to respond to the country’s call for “village revitalization” and do a good job in the pastoral comprehensive / integrated demonstration function of the Beacon Basin, the practice of green water and green mountains is the development spirit of Jinshan and Yinshan, and to better promote the development of various economic and social undertakings in Shuntian Town. Both parties agreed on the cooperation on the “Lighthouse Basin Rural Complex” project in Shuntian Town. After friendly negotiation, the two parties reached an agreement to protect the cultivated land (especially basic farmland) and intensively in accordance with the relevant laws and regulations of the People’s Republic of China. The principles of saving land and promoting coordinated development are hereby made as follows:

Article 1 Introduction of the basic situation of Shuntian Town

Shuntian Town is located in the north of Dongyuan County, with a longitude of 114.45, a latitude of 24.6, and a border of Chuantang Town (formerly Huangsha Town) in the east, a lighthouse in the south, a town in the head in the west, and Zhongxin Town in the Lianping County in the north. The Guan (Fat) Shan (Tou) Highway and the Guangdong-Ganzhou Expressway span the entire territory and the transportation is convenient. The town has a land area of 114.28 square kilometers, a cultivated area of 30565.05 acres, a forest area of 93910.95 acres, and a forest coverage rate of 75%. It has 11 administrative villages and 1 neighborhood committee, with a total population of 23 thousand people.

Article 2 Lighthouse basin idyllic complex

The “Lighthouse Basin Rural Complex” covers an area of 114.28 square kilometers, and the construction scope includes the theme town construction, the theme eco-agriculture construction, core urban areas and supporting constructions, ecological health care and elderly vacation construction, theme eco-tourism construction, and domestic socialist new rural construction. To build a sub-center city with Heyuan characteristics, the most beautiful small city in China, a demonstration of a theme rural complex, a model of a new socialist countryside, and a typical model of well-off society.

Article 3 Cooperation

1. Party B took the lead in cooperating with Party A to establish “Dongyuan Mingyuan Garden Investment Co., Ltd.” (hereinafter referred to as a cooperative company) with a registered capital of 20 million yuan (subscription system). Party A

The designated direct enterprise (Dongyuan County Urban and Rural Construction Investment Co., Ltd.) has a 10% shareholding, Shuntian Town Cooperative Co., Ltd. has a 5% shareholding, and Party B has an 85% shareholding.The two parties enjoy shareholder rights and assume shareholder responsibilities in accordance with the shareholding ratio.

2. The operation mode of “Beacon Basin Rural Complex” is “government guidance, enterprise operation, market operation” model. The cooperative company is responsible for the overall planning, theme positioning, business and business model planning of “Lighthouse Basin Rural Complex”, establishment of business structure, and employment International first-class design units carry out conceptual planning and design, project investment and financing, project construction, investment and operation management, investment and development of Internet ecological supply chain e-commerce platforms, etc.

3. The total planned investment for the first phase of the Dengta Basin Idyllic Complex is approximately 24.5 billion yuan.The cooperative company plans to invest 650 million yuan as the guiding fund for the Dengta Basin overall investment fund, and issue project funds to invest in the project according to the project investment plan.

4. Party A provides effective support to the project through the advantages of the project policy. After the construction of the project begins, the support fund cooperation companies such as the rural complex, the construction of a new socialist countryside, and Shuntian resettlement can apply for supplementary posts, and the provincial, municipal, and county government will handle the project, Land use indicators are implemented in time. One:

5. Party A is responsible for coordinating the government of Shuntian Township to complete the creation of all administrative village cooperatives. The contracted land will be transferred to the cooperatives on the basis of voluntariness by farmers. Villagers ‘contracted land attachments, villagers’ idle houses, and old enclosures will be mobilized into shares on a voluntary basis. To cooperatives, * by cooperatives. Unified operation or foreign cooperation “

6. All projects in the Beacon Basin Idyllic Complex are invested by funds initiated by cooperative companies, and cooperate with related village cooperatives to set up project companies to operate.The project company, as the main investment and construction operator of each independent project, prioritizes employment and support of local villagers. Villagers start a business.

7. The partner company is responsible for project planning, planning and design, and according to the project positioning, planning and design, Party A is responsible for completing the procedures for the approval of the main body conversion and implementation scope adjustment of the lighthouse basin rural complex, applying for organizational control adjustment, and implementing the lighthouse basin rural complex The scale of the total construction land will be gradually distributed in batches according to the project construction plan.

8. The land used for the construction of the Beacon Basin Idyllic Complex is funded by the cooperative company. Party A organizes the requisition and acquisition, and the contracted price is paid to the Shuntian Town Government for execution. The construction of public welfare, infrastructure, and livelihood projects, etc., and the specific operating details of the two parties signed a separate supplementary agreement.

9. Made by the project companies together. The Li Group Company is responsible for the overall management and management of the entire Dengling Basin National Park Complex. The group company is listed on the Internet in the supply chain of the apricot supply chain, with villagers, investors, and users as partners. Model “Creating the concept of rural economic development with innovative Internet + finance + rural complex.”

10. In addition to the existing projects in the Dengta Basin National Park, in accordance with the normal advancement of the cooperation plan between the two parties, investment invitations will no longer be included, including the development and construction of core areas, water supply, power supply, “gas supply, communication” networks, etc. To the extent permitted, investment by the partner company is preferred, and the group company is unified in operation and management.

11. The main responsible person, financial director, investment director, operation director, technical director, chief engineer, legal affairs, and key members of Party A’s project headquarters set up a project decision-making committee to cooperate with the project planning, investment and financing, development and construction, promotion and sales, Make decisions on major issues such as operations management.

Article 4 Party A’s duties, rights and obligations

1. Established the lighthouse basin pastoral complex project headquarters, responsible for the overall coordination and promotion of the project, targeting different functional departments such as forestry, agriculture, environmental protection, health, land, planning, development and reform commissions, finance, tourism, culture, sports, civil affairs, water affairs, power supply Establish a professional coordination group under the headquarters.

2. Invest project operating funds in proportion to equity and appoint corresponding management personnel.

3. According to the construction progress of the project, ensure that the scale of the total construction land is in place, and at the same time ensure that the land acquisition is completed in a timely manner and the commercial and residential construction land listing indicators are implemented.

4. According to the planned land use stipulated in the overall land use planning, assist Party B in the process of project construction involving land approval, planning and development, construction, development and reform commission approval, forest land approval, environmental assessment and other functional departments to approve the opening of green roads.

5. Implement national policies and make full use of rural complexes, new rural construction, and Shuntian immigration policies to help cooperative companies apply for support funds for project development and construction.

6. Fully support the financing of partner companies.

7. Provide tax reduction and exemption in accordance with policies and related preferential policies for the development of projects such as agriculture, tourism, culture, education, medical treatment, new rural construction, exhibitions, health care and pensions of cooperative companies-

8. Enjoy the shareholders’ equity of the cooperative company according to the proportion of equity.

Article 5 Duties, Rights and Obligations of Party B

1. Responsible for the overall planning, theme positioning, business and business model planning, business structure establishment, conceptual planning and design, investment and financing, planning and construction, resource integration, Internet ecological supply chain platform investment and development, etc.

2. Make full use of the guidance funds to complete the project fundraising and issuance, and be responsible for presiding over the investment and investment management of the project company by the cooperative company and related fund organizations.

3. Joint Shuntian administrative village cooperatives and investment companies to establish project companies, integrate project companies to form group companies, and coordinate and organize the publicity, promotion, operation, sales, and management of the Beacon Basin Rural Complex project.

4. Set up a project planning, execution and management team to ensure the orderly development of the project, Normal operation.

5. In order to effectively alleviate the investment pressure, we have organized strong construction institutions to settle in Suntian, and carried out epc m package construction for some development projects and infrastructure projects.

6. Introduce corporate management, investment and financing, and ipo strategic consulting agencies, and do a good job of Internet ecological supply chain platform development planning, strategic financing, listing counseling, corporate ipo and other services.

7. Using its own company and platform resources, it provides an easy-to-carry financial platform for the cooperation company “Shuntian Tianyuan.com” to share high-quality customer resources.

8. Enjoy the shareholders’ equity of the cooperative company according to the proportion of equity.

Article 6 Implementation of Agreement

1. After the signing of this agreement, both parties shall implement it consciously and shall not breach the contract.

2. The two parties jointly draft a project promotion plan and an agreement implementation plan, and strictly perform their duties, rights and obligations according to the agreement.

Article 7 Liability for breach of contract

1. After this agreement takes effect, the parties shall perform their obligations and agreements in a comprehensive, appropriate and timely manner in accordance with the provisions of this agreement and all the annexes.If a party violates this agreement, it shall constitute a breach of contract.

2. In the event of a breach of contract by a party, the breaching party shall compensate the contracting party for all losses caused thereby, and the agreement shall continue to be implemented.

3. Failure to exercise or delay the exercise of a right under this agreement or law does not constitute a waiver of that right or other rights. Exercising a right under this agreement or law alone or in part does not prevent it from further exercising that right Or other rights.

Article 8 Amendment, Alteration and Termination of Agreement

1. Changes to this agreement and its annexes must be signed by both parties A and B in order to take effect.

2. This agreement cannot be performed due to force majeure, or the two parties have reached consensus

Postponement of implementation or termination of cooperation may also terminate this agreement in advance.

Article 9 Settlement of Disputes

1. Effect of this Agreement, Interpretation of Toilet Crown Donation Week ’ Law of the People’s Republic of China.

2. Any disputes between the parties to this agreement due to this agreement shall first be resolved through friendly negotiation. If the negotiation fails, they may be submitted to a legal arbitration institution for arbitration or litigation.

3. During the arbitration or litigation proceedings under this article, this agreement shall remain in full force in all aspects except arbitration and litigation matters. Except for the obligations involved in the president or litigation matters, the parties shall continue to perform their Obligations under the agreement, and their rights under this agreement;

Article 10 Entry into Force of the Agreement

1. This agreement takes effect after being officially signed by both parties, and the effective construction period is six years. If it can proceed normally, the extension agreement can be renewed.

2. After this agreement is signed by each party, it is a legally valid document, both parties must strictly abide by it, and neither party may terminate it without authorization.

Article—Others

1. After the signing of this agreement, the development and construction shall be organized in strict accordance with the project plan, except for the occurrence of The progress of the project construction is seriously lagging, and the overall construction of the rural complex is progressing slowly.

2. This agreement is written in Chinese, in duplicate, and each party holds one

February 9, 2018
Signed in Heyuan, China